Exhibit 99.1

Federal Trust Corporation Announces Year-End Results for 2005

          SANFORD, Fla., Feb. 1 /PRNewswire-FirstCall/ -- James V. Suskiewich, Chief Executive Officer and President of Federal Trust Corporation reported today that the earnings for the quarter ended December 31, 2005 were $1,165,000 or $.14 per basic and diluted share, compared to $487,000 or $.06 per basic and diluted share for the fourth quarter of 2004. For the full year, earnings increased 44% to $4,436,000 for 2005, from $3,089,000 for 2004. On a per share basis, 2005 earnings were $.55 basic and $.54 fully diluted per share compared to $.44 basic and $.43 per fully diluted share for 2004.

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          At December 31, 2005, Federal Trust’s total assets were $735.4 million, an increase of $132.3 million, or 22% from December 31, 2004. Stockholders’ equity at the end of 2005 was $44.1 million, and the book value per share was $5.35.

          “The fourth quarter capped off a great year for our Company,” stated Chief Executive Officer Suskiewich.  “We are pleased to report a substantial earnings increase in a year in which we also invested heavily in branch expansion.”  Chairman Suskiewich went on to say, “The steady increases in interest rates by the Federal Reserve in 2004 and 2005 have been challenging for financial institutions including Federal Trust.  To face this challenge, we have tightly controlled operating expenses to an increase of only 5%, in spite of our growth and new branch overhead.  Additionally, we are continuing to fight against margin compression through strategic management of our funding sources and loan products.”

          Federal Trust Corporation’s common stock is traded on the American Stock Exchange under the symbol “FDT.” At January 30, 2006, the closing price was $12.40 per share.

          Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $730 million federally-chartered, FDIC-insured savings bank. Federal Trust Bank operates from seven full-service offices in Florida, located in Orange, Seminole and Volusia Counties. The Company’s Executive and Administrative Offices are located in Sanford, Florida.

The following information is in thousands except per share data.

	At Quarter End

	Dec. 31, 2005	Dec. 31, 2004	% Change

Total assets	$735,416	$603,131	22%
Investment securities	50,080	41,172	22%
Loans	630,827	521,331	21%
Deposits	471,062	404,116	17%
Shareholders’ equity	44,141	39,387	12%
Book value per share	$5.35	$4.97	8%

	Three Months Ended

	Dec. 31, 2005	Dec. 31, 2004	% Change

Interest Income	$10,095	$7,119	42%
Interest Expense	5,999	3,228	86%
Net interest income	4,096	3,891	5%
Provision for Loan Loss	150	330	-55%
Non-interest income	454	444	2%
Other than temporary appointment	—	1,055	-100%
Non-interest expense	2,701	2,259	20%
Provision for income taxes	534	204	162%
Net earnings	1,165	487	139%
Earnings per share - basic	0.14	0.06	130%
Earnings per share - fully diluted	0.14	0.06	131%
Average common shares
Outstanding - basic	8,257	7,931	4%
Average common shares
Outstanding - fully diluted	8,395	8,155	3%
Return on average assets	0.64%	0.33%	94%
Return on average equity	10.73%	4.98%	115%
Net Interest Margin	2.38%	2.83%	-16%

	Twelve Months Ended

	Dec. 31, 2005	Dec. 31, 2004	% Change

Interest Income	$33,977	$24,609	38%
Interest Expense	19,336	10,851	78%
Net interest income	14,641	13,758	6%
Provision for Loan Loss	650	1,180	-45%
Non-interest income	2,533	2,391	6%
Other than temporary appointment	—	1,055	-100%
Non-interest expense	9,791	9,334	5%
Provision for income taxes	2,297	1,491	54%
Net earnings	4,436	3,089	44%
Earnings per share - basic	0.55	0.44	25%
Earnings per share - fully diluted	0.54	0.43	27%
Average common shares
Outstanding - basic	8,107	7,082	14%
Average common shares
Outstanding - fully diluted	8,232	7,262	13%
Return on average assets	0.66%	0.59%	12%
Return on average equity	10.70%	9.80%	9%
Net Interest Margin	2.30%	2.80%	-18%

          This press release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Federal Trust Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions and related actions by the United States military abroad adversely affect the Company’s businesses and economic conditions as a whole; 5) changes in the interest rate environment reduce interest margins and impact funding sources; 6) changes in market rates and prices adversely impact the value of financial products and assets; 7) legislation or regulatory environments, requirements or changes adversely affect businesses in which the Company is engaged; 8) litigation and regulatory liabilities, including costs, expenses, settlements and judgments, adversely affect the Company or its businesses, and; 9) decisions to downsize, sell or close units or otherwise change the business mix of the Company. For further information regarding Federal Trust Corporation, please read the Federal Trust Corporation reports filed with the SEC available at http://www.sec.gov .

          Press releases and other information about Federal Trust Corporation can be found on the PR Newswire at http://www.prnewswire.com

For more information, contact:	Marcia Zdanys,
Corporate Secretary/Investor Relations
(407) 323-1833

SOURCE  Federal Trust Corporation
          -0-                                                  02/01/2006
          /CONTACT:  Marcia Zdanys, Corporate Secretary - Investor Relations, Federal Trust Corporation, +1-407-323-1833/
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          (FDT)